UBS Financial Services Inc. 51 West 52nd Street, 23rd Floor New York, NY 10019 Tel. 800-486-2608 Fax 212-882-5189

Alternative Investments US altinvestments@ubs.com

www.ubs.com

UBS Alternative Investments US

June 18, 2008

Dear Member:

We are writing to follow-up on previously mailed proxy materials regarding the May 30, 2008 Joint Special Meeting of Members of the UBS Alternative Investments US Funds, which has been adjourned to June 27, 2008 at 10:00 a.m. (to be held at the offices of UBS Financial Services Inc., 51 West 52nd Street, New York, New York 10019) with respect to UBS Credit Recovery Fund, L.L.C., UBS Juniper Crossover Fund, L.L.C. and UBS M2 Fund, L.L.C.

As a reminder, Members of each Fund are being asked to elect Ms. Virginia G. Breen and Mr. Stephen H. Penman as Directors of the Fund. If elected, each nominee for Director will serve as a Director for an indefinite term.

You are receiving this letter because to date we have not received your vote on the election of Directors. If you have already voted your interests, please disregard this letter.

Your Vote Is Important Regardless of the Size of Your Holdings in a Fund!

Although the response thus far has been favorable, we still need more votes to meet the necessary requirements.

To simplify the voting process, we offer you three convenient voting options. We encourage you to utilize one of the following easy options today to record your vote promptly:

1.       Vote by Touch-Tone. You may cast your vote by telephone by calling the toll-free number listed on the enclosed proxy card and following the simple instructions. Please have your proxy materials, including the control number on your proxy card, available.

2.       Vote via the Internet. You may cast your vote using the internet by logging onto the internet address located on the enclosed proxy card and following the instructions on the website. Please have your proxy materials, including the control number on your proxy card, available.

3.        Vote by Mail. You may cast your vote by mail by signing, dating and mailing the enclosed proxy card in the postage-prepaid return envelope provided.

If you have any questions regarding the proposal or voting process, or would like to obtain additional copies of the materials, do not hesitate to call our proxy solicitor, D.F. King & Co., Inc., whom you may also receive a call from, toll-free at (800) 735-3428.

YOUR VOTE IS VERY IMPORTANT.

PLEASE VOTE YOUR INTERESTS TODAY.